Shore Bancshares, Inc. Reports Quarterly Dividend of $0.05 Per Share

EASTON, Md., May 3, 2017 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) announced that the Board of Directors has declared a quarterly common stock dividend in the amount of $0.05 per share, payable May 31, 2017 to stockholders of record on May 15, 2017.

"The first quarter of 2017 was a very profitable quarter for all of our business lines and we are pleased to announce the continuation of our quarterly cash dividend of $0.05 per share," said Lloyd L. "Scott" Beatty, Jr., President and Chief Executive Officer. "We are excited about our recent expansion on as well as outside of the Delmarva Peninsula. The development of these new markets will enhance our opportunities for growth and profitability."

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell"). Shore Bancshares Inc. engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank. Additional information is available at www.shorebancshares.com.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: For further information contact: Edward Allen, Chief Financial Officer, 410-763-7800